Exhibit 99.1

Investor and Public Relations Contact:

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

Conceptus® Names Joseph G. Sharpe as

Executive Vice President of Operations

Company announces plans to establish direct manufacturing in Costa Rica

MOUNTAIN VIEW, Calif., January 22, 2013 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the leading surgery-free permanent birth control method, announced today that it has appointed operations executive Joseph G. Sharpe to the newly-created position of Executive Vice President of Operations, effective immediately. Mr. Sharpe has 25 years of experience optimizing the operations of world-class medical device companies. He will lead the Company’s global operations and manufacturing efforts and report directly to Conceptus President and Chief Executive Officer, D. Keith Grossman.

Mr. Sharpe joins Conceptus from OptoVue Medical, where he served as the Senior Vice President of Operations. In this role, Mr. Sharpe managed all aspects of operations including manufacturing, supply chain, engineering, and the quality assurance functions of the company, among others. Mr. Sharpe’s experience also includes eight years with Thoratec Corporation, from 1997 to 2005, where he held the position of Vice President of Operations. During his time at Thoratec, Mr. Sharpe was responsible for manufacturing, supply chain, engineering, facilities, customer service and durable equipment repair.

Prior to his tenure at Thoratec Corporation, Mr. Sharpe held numerous positions in operations with Baxter Healthcare Corporation from 1983 to 1997, with increasing scale and responsibility culminating in his role as Director of Operations from 1992 to 1997. Mr. Sharpe received a B.S. degree in mechanical engineering from the University of Massachusetts at Lowell in 1981.

Costa Rica Manufacturing

After an extensive evaluation of potential manufacturing locations, Conceptus has decided to internalize future manufacturing expansion of Essure with operations in Costa Rica. The company believes that Costa Rica offers favorable labor rates, low tax rates and an experienced pool of employees that are skilled in medical device manufacturing. Conceptus Costa Rica S.R.L., the company’s subsidiary, expects to install a production line and begin validation in the second half of 2013 in preparation for an FDA regulatory submission in the first half of 2014. Conceptus expects that once the plant is operational, product manufacturing costs will be significantly lower than current outsourced production costs.

“Joe has a proven track record of leading large organizations with both domestic and international manufacturing plants. We believe his experience managing the operations of smaller companies experiencing rapid growth and change will be invaluable at Conceptus as we ramp our internal manufacturing capabilities in Costa Rica,” said D. Keith Grossman, President and Chief Executive Officer of Conceptus. “Our Chief Financial Officer, Greg Lichtwardt, has had responsibility for Operations at Conceptus for the past several years and the company has benefited from his focus in this area and getting us to this point of bringing manufacturing back in-house. I thank Greg for his contributions,” added Mr. Grossman.

Notification of Inducement Grant of a Stock Option and Restricted Stock Units

In connection with the hiring of Mr. Sharpe, the Company is making an inducement grant of a stock option and restricted stock units to Mr. Sharpe. These equity awards are being granted without stockholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4) and have the following terms: (i) a Non-Qualified Stock Option granted on January 21, 2013 for 25,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on January 18, 2013, a seven year life and a four-year vesting schedule structured with 12.5% of the grant vesting on July 21, 2013 and the remainder of the grant vesting monthly thereafter in equal amounts over the next 42 months of continued service with the Company, and (ii) 25,200 restricted stock units granted on January 22, 2013 with four-year annual cliff vesting of 25% on each anniversary of January 21, 2013.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the only surgery-free and hormone-free permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, an Essure Confirmation Test is given to confirm that the inserts are in place and that the fallopian tubes are blocked, verifying that the patient can rely on Essure for permanent birth control.

The Essure procedure is 99.83% effective based on five years of follow up with zero pregnancies reported in clinical trials, making it the most effective permanent birth control available. Essure’s 10-year commercial data tracks closely with its five-year clinical results, and Essure has been proven and trusted by physicians since 2002. The Essure procedure is covered in the U.S. by most public and private insurance plans and more than 690,000 women worldwide have undergone the procedure.

About Conceptus®, Inc.

Conceptus, Inc. is the leader in the development of innovative device-based solutions in permanent birth control. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

This press release includes forward-looking statements, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding the company’s ability to successfully and timely install, validate and obtain regulatory approval of its in-house manufacturing operations in Costa Rica, and its ability to significantly lower manufacturing product costs from current outsourced production costs. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, risks of international operations, litigation risks, and attempts to amend or repeal all or part of the Patient Protection and Affordable Care Act of 2010 as amended, as well as those factors set forth in the company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

2013 Conceptus, Inc. – All rights reserved. Conceptus and Essure are trademarks or registered trademarks of Conceptus, Inc.

###